Exhibit 99.1

Accelerate Diagnostics, Inc. (NASDAQ:AXDX)

Q1 2016 Earnings Conference Call

May 12, 2016 4:00 PM ET

Executives

Laura Pierson - Investor Relations

Lawrence Mehren - President and Chief Executive Officer

Steve Reichling - Chief Financial Officer

Analysts

Karen Koski - BTIG

Brian Weinstein - William Blair & Company L.L.C.

Steve Reiman – JP Morgan

Bill Quirk - Piper Jaffray

Operator

Good day and welcome to the Accelerate Diagnostics Incorporated 2016 Q1 Results Conference Call. All participants will be in listen-only mode. After today’s presentation, there will be a question-and-answer session. Please note this event is being recorded.

I would now like to turn the conference over to Laura Pierson of Investor Relations. Please go ahead.

Laura Pierson

Good afternoon and thank you all very much for joining us today. Before we begin, I would like to advise you that any information presented during this conference call may contain forward-looking statements within the meaning of the Safe Harbor provisions of the securities laws. Forward-looking statements include statements about our future and statements that are not historical facts and may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans and objectives.

Forward-looking statements also include statements pertaining to our strategies for future development of our business and products, including statements based on assumptions that we will retain key management personnel, we will be successful in the development of the Accelerate Pheno System, we will obtain sufficient capital to complete the development, required clinical trials and commercialization of the Accelerate Pheno System, and we will be able to protect its intellectual property.

These statements represent only our belief regarding future events, many of which are inherently uncertain, information regarding important factors, including our risk factors that could cause actual results to differ perhaps materially from those in our forward-looking statements is contained in reports we filed with the SEC. You should read and interpret any forward-looking statements together with reports we filed with the SEC.

I will now turn the conference call over to Mr. Lawrence Mehren, President and CEO of Accelerate. Larry?

Lawrence Mehren

Thank you, Laura, good afternoon everyone I appreciate you joining us for our Q1 2016 conference call. Over the last quarter, I believe, we’ve made solid progress on a number of fronts, including our clinical trial, commercial readiness, and research and development. I will cover these topics in order and then turn the call over to Steve Reichling, our CFO to review the quarter’s financials. We will then open it up for questions.

So let’s begin with our clinical trial progress. We are pleased that our trial is proceeding according to the aggressive plan we laid out last year. We have now completed the enrollment of fresh samples and are running the last spiked samples necessary to achieve the required number of resistant and low prevalence bacteria.

We anticipate this will conclude shortly with FDA submission expected as early as late June. Now FDA timelines are variable but our team has done a considerable amount of work with the agency, with the aim of ensuring the most efficient review process possible, including the development of a mock submission, which we sent to FDA for comment earlier in the quarter.

This document is representative of our proposed submission and the agency’s review of this document may help us avoid potential delays. Accordingly, we remain hopeful to have a decision as early as Q3 2016.

Most of you will recall that we are conducting a significant trial and we expect to enroll a minimum of 1,500 fresh and spiked samples across 12 sites, including enriching this trial with rare, highly resistant bacteria to challenge our system’s capabilities.

During the trial, each ID and AST result from the Accelerate Pheno System is compared to the sites standard of care and the gold standard, which is run at an independent reference lab. Both methods are important in assessing the system’s performance, with the gold standard for registration purposes and the standard of care for marketing purposes.

We are in the process of completing the clinical trial and some positive conclusions can be drawn. First, we believe it is clear that the Pheno platform and its underlying technology works for both ID and AST. For ID, overall sensitivity and specificity for the Pheno test positive blood culture kit was 95.3% and 99.3%, respectively, across approximately 951 samples, while in AST overall EA and CA was 94.9% and 94.8%.

The data suggests that the system’s ability to examine single cells for morphokinetic signatures in a highly multiplexed way appears to be an excellent technology for the rapid diagnosis of serious infections. This is great news, providing us a platform on which we can launch multiple syndromic panels, each which we expect to provide scores of clinically relevant to assays.

As we have mentioned previously, we chose to trial all 152 assays for the Pheno blood culture kit concurrently, which normally is done in a phased approach over a much longer period. Based on the data, I previously referenced, we believe that this strategy is likely to deliver between a 115 and 140 of the most prevalent and clinically important assays in the first FDA submission. Not only does this make our initial approval more attractive to potential customers, it decreases the size, complexity, and potentially the time to clearance of our follow-on trial.

Also with our ability to view our trial results in real-time, many of the assays that could fall below our acceptance threshold have already been adjusted and are ready for re-trialing and follow-on submission. Accordingly, we anticipate having the second process complete and submitted to FDA in late 2016.

Now moving on to commercial readiness. In the U.S., we believe we are making solid progress building a world-class sales organization made up of highly motivated and accomplished diagnostic sales professionals. This group of presently 20 individuals is working on filling our funnel in advance of the anticipated launch. This is going well with customer interest in line with expectations.

As part of this process, the team has established a number of early access sites, who are exercising the system and our support infrastructure to help prepare us for a smooth ramp. The data from the first study completed at one of these early access sites was positive with ID and AST scores similar and in some cases higher than what we’ve seen in the clinical trial.

Further, on time to result, a very critical measure at the heart of our value proposition, we saved 40 hours over this site’s current standard of care method. This is a significant improvement, nearly 40% better than our goal of saving 29 hours, and one that we believe should improve patient care, while decreasing cost.

In addition, we are receiving valuable commercial feedback from our early access sites. For example, we need to simplify our current QC method, something that we are already working on with a goal of launching an easier to use QC concurrent with the U.S. launch.

Commercial progress in the EU is also proceeding as anticipated. We now have a small, but highly experienced team covering Germany, UK, France, Italy, Spain, Benelux, and the Nordics. This team executed well at the recent EU launch of the Pheno instrument at the European Congress of Clinical Microbiology and Infectious Disease. Interest in the system was high with a number of valuation contracts currently in negotiation.

We are very excited about the EU market, and believe that the long-term test potential could equal or exceed that of the U.S. due to higher incidence rates of serious infections. However, due to the tender process and extended sales cycles, we expect a relatively slow ramp.

Finally, on research and development progress, we are excited about the Pheno platform and believe we are just beginning to exploit the full potential of the technology. At the heart of the system is a process called Morphokinetic Cellular Analysis or MCA for short, enabled by high-speed optics and supercomputing, MCA simultaneously analyzes thousands of single cells for multiple features.

At present, we are using this unique technology to provide rapid ID and AST from positive blood culture. We expect our next Pheno test, which is for serious respiratory infections to launch in late 2017. Further, we expect this will be followed by Pheno tests for skin and soft tissue infections and serious urinary tract infections.

As importantly, a number of key opinion leaders have expressed excitement about the possible unique clinical value of the Pheno system. For example, two major institutions have partnered with Accelerate on a study called SIR-2.0. This project uses our instruments novel pharmacodynamic capabilities such as automatically calculating time-kill curves, along with other algorithms to better predict antibiotic response. We believe these algorithms could create a new standard that takes us beyond the minimum inhibitory concentration or MIC, which is today’s gold standard.

And with that, I will now hand over the call to Steve Reichling. Steve?

Steve Reichling

Thank you, Larry, and good afternoon, everyone. Revenue for the first quarter was $163,000, an increase of $149,000 over the same period from prior year. The increase was the result of an Accelerate Pheno System sold to a U.S. hospital collaborating with us on our NIH project. All inventory related costs were charged to research and development during the quarter.

Selling, general and administrative expenses for the quarter were $7.4 million compared to $2.9 million in the same period in 2015. This increase was principally driven by personnel related costs in our U.S. and EU sales and marketing organizations. Research and development costs for the quarter were $7.4 million, up from $5.7 million from the same period in the prior year. The 28% increase is driven by clinical trial costs and the cost of prelaunch inventory.

Our net loss for the quarter was $15.1 million, resulting in a net loss per share of $0.29 on basic shares outstanding of 51.2 million. Net cash used in operations and capital spend was $14.9 million in the quarter. The company ended the quarter with cash and near-term investments of $116.7 million.

I will now hand the call back over to Larry for some closing comments.

Lawrence Mehren

Thank you, Steve. In summary, we have been hard at work developing the system for over three years and are enthusiastic about the progress the team has made on our major milestones, including clinical trial success, commercial readiness and research and development. While there is still much to do, it appears that the system has real potential to create a sea change in microbiology, providing rapid actionable results to microbiologists, physicians, and pharmacists for helping their patients with serious infectious diseases.

I would like to say a special thanks to the incredibly hard-working team at Accelerate who makes it happen every day. And finally, thank you to all of our shareholders who have made this possible. We appreciate your steadfast commitment to this enterprise.

And with that, I will open it up to questions.

Question-and-Answer Session

Operator

Thank you. We will now begin the question-and-answer session. Our first question will come from Karen Koski of BTIG. Please go ahead.

Karen Koski

Thanks. Can you guys hear me?

Lawrence Mehren

Yes. We can hear you, Karen, yes.

Karen Koski

Awesome. Thanks for all the color. I guess, just first regarding the sensitivity and specificity you mentioned in your prepared remarks, when we compare those figures to around the 400 samples we saw around ECCMID but I believe was entirely fresh sample. Can you just walk us through some of the nuances we should be thinking about, given the context of approval will be on a – an organism specific basis. Was there one bug among the fresh samples giving you trouble, or are was there weighting that changed or anything like that?

Lawrence Mehren

Karen, our performance has improved due to a couple of factors. One, through careful trial management and adjudication. We wanted to ensure that the investigators are using the instrument properly, and if there –if there was a question of accuracy that we adjudicated using sequencing, we’ve done that. And further we’re now properly powering our low prevalence organisms.

Some of those initial data that came out were not properly powered. So that’s why you’ve seen a change in performance and increase. As it relates to the specific targets, in general, I think we’re feeling quite comfortable about the performance of the targets, individually.

Karen Koski

Okay, great. And then regarding your mock submission to FDA, was that earlier in the current quarter, or was that in the first quarter, and if the latter, have you gotten feedbacks yet, and it’s not whether you are expecting to get feedback?

Lawrence Mehren

Yes. So we submitted in the early part of Q1. And we have not received feedback yet from them. But we do believe that we should get insights from them in time for the submission.

Karen Koski

Okay. And that’s kind of factored into your as early as late June submission.

Lawrence Mehren

Correct.

Karen Koski

Okay, all right. And then I guess just last question for me is, how should we be thinking about adoption in Europe over the next 6 to 12 months. What countries are you targeting? Where you have see the most interest? Any additional color you could provide would be very helpful.

Lawrence Mehren

Yes, sure. I mean I’d say first of all at this early stage it’s challenging for us to provide specific guidance on the EU. But in terms of color, I mean first as you’ve described Karen that EU is not a single country and we shouldn’t think of it like the U.S., each country is different with different healthcare needs, systems and reimbursement practices.

For example, Italy has a real challenge with resistant bacteria and that’s great for us. There is significant interest in our system from Italy. The challenge however, is that there’s a tender for each sale for us in Italy and there could be many months from the time that we identify a prospect to ultimate revenue. We’re clearly going after account in Italy, but expect those to come on a little bit slower.

Karen Koski

Yes.

Lawrence Mehren

Contrast that with a country like Germany, which has more private institutions, perhaps those institutions have fewer problems with resistant bacteria. So their urgency is maybe a little bit slower. But we don’t have to go through necessarily a tender process in those institutions. So net-net they probably come out at about the same time. That’s why we say what we think Europe will be a great market for us. I think it will take a while for it to evolve and it will be – we believe a bit slower than the U.S.

Karen Koski

Okay, thanks again for taking the questions and congrats on the progress look forward to seeing that submission.

Lawrence Mehren

Thank you, Karen.

Operator

Our next question will come from Brian Weinstein of William Blair. Please go ahead.

Brian Weinstein

Hey, guys. How are you?

Lawrence Mehren

Hey, Brian.

Brian Weinstein

So couple questions for me. When you initially get the approval for, what you are expecting, and the numbers that you talked about 115 to 140 of the most prevalent assays. Are there any – that you’re not to get initially that are that you would call kind of critical towards being able to market the system or these – any of the must have that you would need, that you would not have initially?

Lawrence Mehren

Fortunately Brian, no. Currently we don’t believe that any assay, which could fall below the acceptance criteria for the initial submission will impact our ability to commercialize the product.

Brian Weinstein

Okay, great. And then you talked about the other assays that have been adjusted. Can you talk a little bit about the process to adjust those assays and then you talked about working with size, to making sure the running things properly and then just getting a higher ‘n’ might help as well. But can you just talk about any tweaks to the system that you had to make and describe kind of how you go about making those adjustments?

Lawrence Mehren

Sure, I would separate those two things. They’re – the reason why you’re seen the assay performance improved as mentioned is just that we’re running more. And so those low prevalence organisms are now being powered properly. And so you’re seeing the – you’re seeing the benefit of that. And the trial management and adjudications that I talked about is just part of ensuring that the trial is an accurate representation of our true performance. So that’s ongoing and that we’re pleased with what’s going on there.

When we see assays that are not going to make the initial submission, there is two reasons for that. One is that the – there is either low – lower powering of those assays. So we have some things that are quite low prevalence and we’ve decided that given their low prevalence that it makes sense for us to just cut it off now and go ahead and submit what we – what we have, particularly given that those very low prevalence organisms are not necessary for us to commercialize the product. So the follow-on will just continue to add samples.

And there are some performances improvements that we need to make. In the majority of cases, those are software-based solutions and many of those we’ve already gone ahead and changed and it’s really just a matter of moving our algorithm pulling the model if you will one direction or another. And then in a single case I believe, we have and it’s with a drug called imipenem, we have an antibiotics stability problem. We’re not concerned about that. We need to ensure that that is eventually on the panel, but it’s not a drug that’s required for commercial success.

Brian Weinstein

Okay. And you talked about time saving here, 40 hours in the early access site.

Lawrence Mehren

Yes.

Brian Weinstein

And obviously that’s critical, but when we talk to people that they really want to see kind of the economic analysis and kind of have that built out. Can you talk about where you are and your plans for developing kind of a full economic model that you be able to share with customers and with investors to help us understand what the actual dollar savings would be by bringing your system in?

Lawrence Mehren

Sure Brian. So our marketing teams already built that economic model, and I think have done a good job of it. We use it as part of our process today and talking to customers and we think it will continue to be effective, I think more importantly are our studies to demonstrate the Pharmacoeconomic benefits of our system and we’re working on those also. So those will come out in due course, but in the meantime while we’re waiting, the economic model that we’ve created is – has shown to be effective. So we feel good about that.

Brian Weinstein

Okay, last question for me. You talked about submission by the end of June, we see the data when you guys are submitting, or when will the – when will we have the ability to kind of see the full data set kind of on a target-by-target basis?

Lawrence Mehren

That’s a good question Brian. I think the answer is, I don’t know. I assume that we will be able to share the entire data set at that point, and it would be our intention to do so.

Brian Weinstein

Okay, great. Thanks guys.

Lawrence Mehren

You bet.

Operator

Our next question will come from Tycho Peterson of JPMorgan. Please go ahead.

Steve Reiman

Hey, guys, Steve on for Tycho. Thanks for taking my question. Maybe just to start, can you remind us what the sales cycle is expected to be in the U.S. and should we expect kind of an accelerated cycle for some of your initial customers, given the early access programs you put in place?

Lawrence Mehren

So I can’t give – thanks Steve. It’s a good question. I can’t give you exact months on the sales cycle. It’s too early to determine that. Of course we have our assumptions that are built into our model. Of course we want it to be as short as possible and we’ve done a significant amount to ensure that we keep it as short as possible and that’s about all I can say at this point. As we know more and as we exercise the model and confirm our assumptions will be able to provide you more color in that area.

I can tell you that we are confident that the U.S. sales cycle will be much shorter than that of the EU and that it will be something that we have anticipated and carefully managed all the potential things that can get in the way of moving from prospect to revenue. So for example, we put in place a number of people that will help with verification studies and are working to ensure that we have good technical application support, so that those verifications go very quickly.

We’ve also put in place a very deliberate sales process that we believe is showing itself to the yield quite good results. But look we need a few more months of exercising this process to see we still of course haven’t launched and we don’t have a product yet on market.

Steve Reiman

Got it, and then just – can you think – can you update us on just how you’re thinking about test pricing kind of what’s feedback you’ve been getting from lab directors nor the kind of balance out driving as much omission as possible versus also getting the premium to your comp time savings that providing?

Lawrence Mehren

Sure Steve, I mean I prefer not to go into the details, specific details of our pricing here on the call. Of course we have a list price, but each customer is individually negotiated based primarily on volumes. We have been working on pricing now for quite some time. Our pricing is competitive and so far we have not seen situations where pricing has really slowed down or stop the sales cycle, even though we are clearly pricing this product at a premium to the market.

Steve Reiman

Got it, and then just finally and more broadly on the government honestly increasing its focus on these – with your antibiotics dealership program, so obviously it’s early day. So are these kind of coming up more in your conversation with lab directors and you still kind of see this with strong fundamental on pill and kind of assessment option over the next two years?

Lawrence Mehren

Yes, Steve, absolutely we do. We think that stewardship works in our favor and does create a tailwind, more and more institutions particular the U.S., but now globally are adopting stewardship programs and stewardship fundamentally is about thoughtful de-escalation of antibiotics and our system provides one of the few opportunities to rapidly deescalate patients from antibiotics that are not useful. So we’re quite excited about that. We think the government is doing the right thing here.

Steve Reiman

Okay, that’s all for me. Thanks guys.

Lawrence Mehren

Thanks.

Operator

Our next question will come from Bill Quirk of Piper Jaffray. Please go ahead.

Bill Quirk

Great, thanks and good afternoon everybody.

Lawrence Mehren

Hi Bill.

Bill Quirk

So I guess first question it’s a two part one, Larry. It’s kind of just housekeeping one. Giving your target, the 115 to 140 and the nature of the real-time clinical trial is safe to assume that you got a pretty high level of confidence around that band?

Lawrence Mehren

Yes, we do.

Bill Quirk

Okay, and then secondly with the follow-up submission, target for the end of the year, again kind of the same question fairly high level of confidence around that?

Lawrence Mehren

Yes.

Bill Quirk

Okay, perfect. And shifting gears real quick, in terms of Europe recognizes that obvious it’s country-by-country it could be tender dependent what sort of pushback outside of just timing related, are you hearing if any and again I obviously recognize that were weeks into the launch here or so. It’s probably better question to be asked in a later call, but just curious what you’re seeing thus far?

Lawrence Mehren

I mean Bill I think it is early days. In general people are quite enthusiastic about the product. In Europe we have more alternative methods to accomplish the same thing and accordingly our sales team must be quite good at demonstrating the value of our system. The value that is generated by very fast results, the value that’s generated by our complete sample to answer workflow and the value that is generated by the enhanced information that we can provide.

And the better that we are at that and providing facts around that value I think the better and faster our sales process will go there and the more and better that will do.

Bill Quirk

Okay, very good, and then just lastly for me on the pipeline, thank you for talking about kind of what the priorities order is. Given that the timing around respiratory being available by the end of next year, is it safe to assume that you’ve already set your panel up, when can we expect to hear about clinical trials and then I guess the third part of the question is just, this is a direct specimen right, decisions and enrich specimen?

Lawrence Mehren

So Bill, maybe you – what you mean by enriched?

Bill Quirk

Well, in the case of blood culture obviously were taking sample directly from blood culture bottle where it had a chance to grow in the broth.

Lawrence Mehren

Yes.

Bill Quirk

Your respiratory, I’m assuming that it’s coming directly from a swap?

Lawrence Mehren

Yes, we – yes the respiratory – the intention for the respiratory test is to take it directly from different sample types such as the bronchoalveolar lavage. And as it relates to your other questions, yes, we will provide more color on that in future, in future calls and releases.

Bill Quirk

Okay, got it. Nice work, guys. Thank you.

Lawrence Mehren

Thank you.

Operator

Ladies and gentlemen, this will conclude our question-and-answer session. I would like to turn the conference back over to Mr. Mehren, CEO for any closing remarks.

Lawrence Mehren

Thank you very much folks and we look forward to talking to you all again soon. Have a good day.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.